As filed with the Securities and Exchange Commission on December 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWEST GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

California	81-3881866
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Address of principal executive offices)

Southwest Gas Holdings, Inc.

Omnibus Incentive Plan

(Full title of the Plan)

KAREN S. HALLER

Senior Vice President/General Counsel and Corporate Secretary

Southwest Gas Holdings, Inc.

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Name and address of agent for service)

(702) 876-7237

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($1.00 Par Value)	1,000,000 shares	$81.77	$81,770,000	$10,180.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on December 12, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the above-referenced plan as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Southwest Gas Holdings, Inc. (the “Company” or the “Registrant”) with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

a. The Annual Report on Form 10-K of Southwest Gas Corporation (the predecessor registrant of the Company) for the fiscal year ended December 31, 2016, which includes Southwest Gas Corporation’s audited financial statements for its latest fiscal year.

b. Quarterly Reports on Form 10-Q for the Company’s quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

c. The portions of our Definitive Proxy Statement on Schedule 14A (filed on March 20, 2017) that are incorporated into Southwest Gas Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

d. Current Reports on Form 8-K filed on January 3, 2017, February 15, 2017, February 24, 2017, March 9, 2017, March 31, 2017 (2 reports), April 10, 2017, May 10, 2017, October 17, 2017, November 2, 2017, and November 7, 2017.

e. The description of the Company’s Common Stock contained in the Company’s registration statement on Form S-3 filed December 13, 2017, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Company’s Common Stock, $1.00 par value, (the “Common Stock”) is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s articles of incorporation contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law. The General Corporation Law of California (the “Law”) (i) authorizes the elimination of liability of directors for monetary damages in an action brought by a shareholder in the right of the Company or by the Company for breach of a director’s duties to the Company and its shareholders and (ii) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided (a) for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and Section 316 (certain unlawful dividends, distributions, loans and guarantees) of the Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

The bylaws of the Company provide that the Company has the power to indemnify directors and officers to the fullest extent permitted under California law and the Company’s articles of incorporation. The Company has entered into indemnification agreements with its directors and officers which require that the Company indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the Law. The Company also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Company for covered losses as defined in the policy.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Southwest Gas Holdings, Inc. Omnibus Incentive Plan. Incorporated herein by reference to the 2017 Proxy Statement filed on Schedule 14A on March 20, 2017.

5.1	Opinion of Counsel of Southwest Gas Holdings, Inc. regarding the legality of the securities to be registered.

23.1	Consent of Counsel of Southwest Gas Holdings, Inc. (included in opinion filed as Exhibit 5.1 to this Registration Statement).

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 13, 2017.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ John P. Hester
Name:	John P. Hester
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. Hester John P. Hester	Director, President and Chief Executive Officer (Principal Executive Officer)	December 13, 2017

/s/ Roy R. Centrella Roy R. Centrella	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	December 13, 2017

/s/ Gregory J. Peterson Gregory J. Peterson	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2017

/s/ Robert L. Boughner* Robert L. Boughner	Director	December 13, 2017

/s/ José A. Cárdenas* José A. Cárdenas	Director	December 13, 2017

/s/ Thomas E. Chestnut* Thomas E. Chestnut	Director	December 13, 2017

/s/ Stephen C. Comer* Stephen C. Comer	Director	December 13, 2017

/s/ LeRoy C. Hanneman, Jr.* LeRoy C. Hanneman, Jr.	Director	December 13, 2017

/s/ Anne L. Mariucci* Anne L. Mariucci	Director	December 13, 2017

/s/ Michael J. Melarkey* Michael J. Melarkey	Chairman of the Board of Directors	December 13, 2017

/s/ A. Randall Thoman* A. Randall Thoman	Director	December 13, 2017

/s/ Thomas A. Thomas* Thomas A. Thomas	Director	December 13, 2017

*By:	/s/ Roy R. Centrella
Roy R. Centrella Attorney-in-Fact